EXHIBIT 99.1
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                                  NEWS RELEASE


For further information, contact:

Beatrice Neil, Irwin Mortgage Corporation                   (317) 844-7788 x8437
Greg Ehlinger, Irwin Financial Corporation                        (812) 376-1935

October 26, 2000                                           For immediate release


                      IRWIN FINANCIAL CORPORATION ANNOUNCES
            SENIOR MANAGEMENT PROMOTION AT IRWIN MORTGAGE SUBSIDIARY
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(Columbus, IN) Irwin Financial Corporation (NASDAQ-NMS: IRWN) today announced the promotion of Robert H. Griffith to Executive Vice President and Chief Operating Officer of its Irwin Mortgage Corporation subsidiary. The Corporation also announced its intention to begin a transition process, to be completed by the first quarter of 2001, for current President Rick L. McGuire to continue his leadership position within the mortgage company as Vice Chairman, with Griffith assuming responsibilities as President and Chief Executive Officer.

Griffith, 42, has 17 years of industry experience and joined Irwin Mortgage in 1986. He has most recently been Senior Vice President for Corporate Planning and Business Development. He earned a BS in Economics from James Madison University and a JD from Duke University. He is a Director of the Indianapolis Neighborhood Housing Partnership, has participated in activities of the Mortgage Bankers Association of America (MBA), and attended the MBA School of Mortgage Banking.

McGuire, 48, joined Irwin Mortgage in 1978. In the newly created position of Vice Chairman, McGuire will focus his attention on Irwin Mortgage's external stakeholders including its relationships with Fannie Mae, HUD, the MBA, and the mortgage insurance industry. In addition, he will assist Irwin Mortgage's senior management team on a wide variety of issues, with particular focus on loan origination initiatives. He is a Director of Republic Mortgage Insurance Company, and has served the mortgage industry in several capacities including service on the MBA's Board of Governors and Board of Directors and on Fannie Mae's Regional Advisory Board.

John Nash, President of Irwin Financial Corporation and Chairman of Irwin Mortgage, said the changes in senior management leadership were a natural progression in the development of Irwin Mortgage and are intended to support Irwin's growth in a rapidly changing industry. "Rick McGuire's management over the past 20 years has helped propel Irwin Mortgage to its position as a national leader in mortgage loan originations. His contributions in this area have been enormous and we hope to leverage his industry knowledge and contacts during the next phase of Irwin Mortgage's growth", Nash said.

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Nash added, "Bob Griffith has, in recent years, been involved in almost every aspect of Irwin Mortgage's significant new initiatives and has demonstrated leadership, competence, and a willingness to challenge the status quo. As the mortgage industry undergoes continual change, we believe Bob and the rest of the experienced Irwin Mortgage management team are highly capable to meet the challenges which lay ahead."

Irwin Mortgage Corporation (www.irwinmortgage.com), is one of the nation's leading full service residential mortgage lenders with offices nationwide. Irwin's emphasis is serving customers who require expertise and specialized services in financing or refinancing homes in selected retail, wholesale, and internet channels. In 1999, Irwin Mortgage assisted over 54,000 families achieve the American Dream of homeownership.

Irwin Mortgage is a subsidiary of Irwin Financial Corporation (www.irwinfinancial.com) which is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Mortgage Corporation, Irwin Home Equity Corporation, Irwin Union Bank and Trust Company, Irwin Business Finance, and Irwin Ventures Inc. -- provides a broad range of consumer and commercial financial services in selected markets in North America.